Exhibit 99.5

Contact:	Will Roberts Director, Corporate Communications VIROPHARMA INCORPORATED Phone (610) 321-6288

VIROPHARMA ANNOUNCES EXERCISE OF OPTION TO PURCHASE

ADDITIONAL SENIOR CONVERTIBLE NOTES

-Initial Investors Purchase Additional $12.5 Million in Aggregate Principle Amount-

Exton, PA, April 6, 2005 — ViroPharma Incorporated (Nasdaq: VPHM) today announced that the initial investors in its 6% Senior Convertible Subordinated Notes, due October 18, 2009, have exercised in full their option to purchase $12.5 million aggregate principal amount of the Company’s Senior Convertible Notes pursuant to the terms of the Securities Purchase Agreement dated October 18, 2004. With the exercise of the option, the private placement results in the issuance of $75 million aggregate principal amount of Senior Convertible Notes. The notes are convertible into shares of ViroPharma common stock at the option of the holder at any time prior to maturity at an initial conversion rate of $2.50 per share and by ViroPharma at a price of $3.75 per share if certain conditions are met.

ViroPharma utilized the initial $62.5 million of proceeds from the October 2004 private placement to partially finance the acquisition of Vancocin® Pulvules® from Eli Lilly and Company and intends to use the approximately $11.8 million net proceeds from the option exercise for general corporate purposes. Piper Jaffray & Co. advised the Company on the acquisition of Vancocin and the private placement.

The securities offered in the private placement were not registered under the Securities Act of 1933 and may not be offered and sold absent a registration or an applicable exemption from the registration requirements. Under the terms of the transaction, the Company has agreed to file a registration statement covering the resale of the entire $75 million aggregate principal amount of Senior Convertible Notes and the common stock issuable upon conversion of the Senior Convertible Notes and under the terms of the indenture governing the Senior Convertible Notes. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® Pulvules®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

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